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                                                                      EXHIBIT 23

                             [KPMG LLP letterhead]



                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Insight Enterprises, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-96286, No. 33-96280, No. 33-03158 and No. 333-69113) on Form S-8 and No.
333-63379 on Form S-3 of Insight Enterprises, Inc. of our report dated January 29, 1999, relating to the consolidated balance sheets of Insight Enterprises, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Insight Enterprises, Inc.

                                        /s/ KPMG LLP


Phoenix, Arizona
March 29, 1999